Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234811

PROSPECTUS SUPPLEMENT NO. 9 DATED NOVEMBER 10, 2020

TO

PROSPECTUS DATED DECEMBER 6, 2019

(AS SUPPLEMENTED)

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 36,366,691 Shares of Common Stock

Underlying Warrants Previously Issued

This Prospectus Supplement No. 9 supplements the prospectus of Arch Therapeutics, Inc. (the “Company”, “we”, “us”, or “our”) dated December 6, 2019 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission on November 10, 2020:

A.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2020.

This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 9 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is November 10, 2020

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2020	A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2020

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54986	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

235 Walnut Street, Suite 6
Framingham, Massachusetts	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N|A	N|A	N|A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

(a)	Convertible Notes Offering

On November 6, 2020, Arch Therapeutics, Inc. (the “Company”) issued Series 2 Unsecured Convertible Promissory Notes (each a “Convertible Note” and collectively, the “Convertible Notes”) to five (5) accredited investors, four (4) of whom are current stockholders of the Company (collectively, the “Investors”) in the aggregate principal amount of $1,050,000. The Convertible Notes were issued as part of a convertible note offering authorized by the Company’s board of directors (the “Convertible Notes Offering”).

The Convertible Notes become due and payable on November 30, 2023 (the “Maturity Date”) and may be prepaid, in whole or in part, at any time. The Convertible Notes bear interest on the unpaid principal balance at a rate equal to ten percent (10.0%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum until either (a) converted into shares of the Company’s common stock, $0.001 par value per share (“Common Stock”)(such shares of Common Stock, the “Conversion Shares”); or (b) the outstanding principal and accrued interest on the Convertible Notes is paid in full by the Company; provided, however, if the Convertible Notes are converted or prepaid prior to the twelve month anniversary of their issuance, interest accrued with respect to such prepaid or converted portion of the Convertible Note will equal ten percent (10.0%) of the principal that is prepaid or converted (the “Minimum Interest Payment”); provided further, the Minimum Interest Payment will not apply in the case where the holder voluntarily converts the Note Obligations (as defined below). Interest on the Convertible Notes becomes due and payable upon their conversion or the Maturity Date and may become due and payable upon the occurrence of an event of default under the Convertible Notes. The Convertible Notes contain customary events of default, which include, among other things, (i) the Company’s failure pay when due any principal or interest payment under the Convertible Note within the specified cure period; (ii) the insolvency of the Company; or (iii) the Company’s failure to pay other indebtedness of $100,000 or more within the specified cure period for such breach.

The holders of the Convertible Notes have the right to convert some or all of such Convertible Notes into the number of Conversion Shares determined by dividing (a) the aggregate sum of the (i) principal amount of the Convertible Note to be converted; and (ii) amount of any accrued but unpaid interest with respect to such portion of the Convertible Note to be converted (such aggregate sum, the “Note Obligations”); and (b) the conversion price then in effect; provided, however, certain Convertible Notes include a provision preventing such conversion if, as a result, the holder, together with its affiliates and any other persons whose beneficial ownership of Company Common Stock would be aggregated with the holder’s, would be deemed to beneficially own more than 4.99% of the Company’s Common Stock (the “Ownership Limitation”) immediately after giving effect to the Conversion; and provided further, the holder, upon notice to the Company, may increase or decrease the Ownership Limitation; provided that (i) the Ownership Limitation may only be increased to a maximum of 9.99% of the Company’s Common Stock; and (ii) any increase in the Ownership Limitation will not become effective until the 61st day after delivery of such waiver notice. The initial conversion price is $0.25 per share, and it may be reduced or increased proportionately as a result of stock splits, stock dividends, recapitalizations, reorganizations, and similar transactions. The Convertible Notes will also be automatically converted in the event a Change of Control (as defined in the Convertible Notes) occurs into the number of Conversion Shares determined by dividing the Note Obligations then outstanding by the conversion price then in effect.

The Company did not engage any underwriter or placement agent in connection with the Convertible Notes Offering.

In addition to the preceding, the Company shall also have the right to convert (i) all Note Obligations upon the closing of an equity financing that raises at least $5,000,000 at a per share price of at least $0.25 into Conversion Shares at the conversion price then in effect; (ii) some or all Note Obligations in the event the VWAP (as defined in the Convertible Notes) of the Common Stock equals or exceeds $0.32 per share for at least fifteen (15) consecutive Trading Days (as defined in the Convertible Notes) into Conversion Shares at the conversion price then in effect; and (iii) all outstanding Note Obligations outstanding as of the Maturity Date into Conversion Shares at the conversion price then in effect in lieu of repaying such Note Obligations (an “In-Kind Note Repayment”); provided, however, that in the case of an In-Kind Note Repayment, the outstanding Note Obligations will equal the product of 1.35 and the aggregate sum of the principal amount of the Convertible Note and amount of any accrued but unpaid interest with respect to such Convertible Note.

The issuance and sale of the Convertible Notes and Conversion Shares (collectively, the “Securities”) has not been, and will not upon issuance be, registered under the Securities Act, and the Securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. The Securities were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, based on the following facts: each of the Investors has represented that it is an accredited investor as defined in Rule 501(a) promulgated under the Securities Act, that it is acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws and that it has sufficient investment experience to evaluate the risks of the investment; the Company used no advertising or general solicitation in connection with the issuance and sale of the Securities to the Investors; the Securities will be issued as restricted securities.

(b)	Series J Warrant Amendments

On November 6, 2020 (the “Amendment Execution Date”), as consideration for Ms. Parker’s investment in the Convertible Notes Offering, the Company entered into that certain Amendment to Series J Warrant to Purchase Common Stock, dated as of the Amendment Execution Date, with Ana Parker, the holder of a Series J Warrant exercisable for up to 3,375,000 shares of Common Stock, to extend the term of Ms. Parker’s Series J Warrant from one (1) year to thirty (30) months (the “Amendment”).

Ms. Parker, her husband Michael Parker and their respective affiliates (collectively, the “Parkers”), are the Company’s largest shareholders, and the Parkers previously participated in the Company’s 2015 and 2016 private placements, and June 2018, May 2019 and September 2019 registered direct offerings.

The preceding description of the Amendment and Convertible Notes is qualified in its entirety by reference to the copies of the form of Amendment and form of Convertible Note filed herewith as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K, respectively, which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth in Item 1.01(a) of this Current Report on Form 8-K, which disclosure is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth in Item 1.01(a) and Item 1.01(b) of this Current Report on Form 8-K, which disclosure is incorporated by reference into this Item 3.02.

Item 8.01	Other Events

On November 10, 2020, the Company issued a press release announcing the Convertible Notes Offering. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On November 9, 2020, the Company issued a press release announcing the presentation of a series of clinical case reports and animal studies at the 2020 Symposium on Advanced Wound Care (SAWC) Fall. The text of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit	Description
10.1	Amendment to Series J Warrant to Purchase Common Stock
10.2	Form of Convertible Notes
99.1	Press Release issued by Arch Therapeutics, Inc. on November 10, 2020
99.2	Press Release issued by Arch Therapeutics, Inc. on November 9, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: November 10, 2020	By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer

Exhibit 10.1

AMENDMENT TO SERIES J WARRANT TO PURCHASE COMMON STOCK

This Amendment to Series J Warrant to Purchase Common Stock (“Series J Warrant” and such amendment, the “Amendment”) by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Ana Parker (“Warrant Holder”) is made as of November 6, 2020 (the “Effective Date”).

RECITALS

WHEREAS, on June 4, 2020, the Company issued a Series J Warrant to the Warrant Holder exercisable for up to 3,375,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”);

WHEREAS, the original term of the Series J Warrant issued to the Warrant Holder was one (1) year;

WHEREAS, the Company is contemplating conducting a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), of unsecured convertible promissory (the “Convertible Note Financing”);

WHEREAS, the Company agreed to extend the term of the Warrant Holder’s Series J Warrant by up to an additional eighteen (18) months in exchange for the Warrant Holder’s participation in the Convertible Note Financing and the Warrant Holder agreed that such amendment was adequate consideration to participate in the Convertible Note Financing;

WHEREAS, Section 8(m) of the Series J Warrant provides that the Series J Warrant may be modified or amended with the written consent of the Company and the Warrant Holder; and

WHEREAS, as contemplated by the parties, the Warrant Holder has made the required investment in the Convertible Notes Financing.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

a.	The terms defined in the Preamble and Recitals are incorporated herein.

b.	Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Series J Warrant.

2.	Amendments to Series J Warrant. The preamble to the Series J Warrant is hereby deleted in its entirety and replaced with the following as of the Effective Date:

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Ana Parker or his or her assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the thirtieth (30th) month anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Arch Therapeutics, Inc., a Nevada corporation (the “Company”), up to 3,375,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

3.	GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.

4.	Miscellaneous. To the extent that there are any inconsistencies between the terms of any Series J Warrant and the terms of this Amendment, the terms of this Amendment shall prevail in effect. This Amendment may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other means of electronic communication and all such counterparts, taken together, shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. Except as otherwise expressly provided herein, Series J Warrant shall continue to be in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Warrant Holders and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

ARCH THERAPEUTICS, INC.

By:
Name: Terrence W. Norchi, M.D
Title: President, Chief Executive Officer

Name: Ana Parker

Exhibit 10.2

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES THAT MAY BE ACQUIRED PURSUANT TO THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, HYPOTHECATED, OR OTHERWISE DISPOSED OF (COLLECTIVELY, A “TRANSFER”) UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO SAID ACT AND SUCH LAWS; OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SAID ACT AND SUCH LAWS AND THE RECIPIENT OF SUCH TRANSFER EXECUTES AN AGREEMENT WITH THE COMPANY (IN A FORM REASONABLY SATISFACTORY TO THE COMPANY) OBLIGATING IT TO ABIDE BY COMPARABLE RESTRICTIONS ON TRANSFER.

ARCH THERAPEUTICS, Inc.

Series 2 UNSECURED convertible PROMISSORY NOTE

$[●]	As of ________, 2020 (the “Issuance Date”)

FOR VALUE RECEIVED, Arch Therapeutics, Inc., a Nevada corporation (“Borrower” or the “Company”) promises to pay to [●] (“Lender”), or [his/her/its] registered assigns, in lawful money of the United States of America (i) the principal sum of [Principal Amount] dollars ($[Principal Amount].00), or such lesser amount as shall equal the outstanding principal amount (the “Principal Amount”) of this Series 2 Unsecured Convertible Promissory Note, which is one of a duly authorized series of notes of the Company of like tenor and effect (except the variations necessary to express the name of payee, the date, and the principal amount of each Note)(each a “Note” and collectively the “Notes”); and (ii) interest accrued on the unpaid Principal Amount in accordance with Section 2. All Note Obligations (as defined below) shall be due and payable on the earlier of (i) ON DEMAND at any time after the Maturity Date (as defined below) of this Note unless Borrower notifies Lender that such Note Obligations will be converted into Common Stock in accordance with the terms of Section 6(c)iii); or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Lender or made automatically due and payable in accordance with the terms hereof. Borrower and Lender may be individually referred to herein as a “Party” or collectively as the “Parties”. On the date hereof, in exchange for the issuance of this Note, the Lender shall pay to the Company the Principal Amount in cash via wire transfer in accordance with the wire instructions attached hereto as Exhibit A.

1.	Definitions.

(a)	Preamble and Recitals: The terms defined above are incorporated herein.

(b)	Other Defined Terms: For purposes of this Note, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

i)	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.”

ii)	[“Attribution Parties” shall have the meaning set forth in Section 6(b)ii).]

iii)	[“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(b)ii).]

iv)	“Borrower Optional Conversion Amount” shall have the meaning set forth in Section 6(c)i).

v)	“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Massachusetts are permitted or obligated by applicable law to remain closed.

vi)	“Change of Control” means any of the following: (i) the sale or disposition of all or substantially all of the assets of Borrower to a third party; (ii) the acquisition by a third party of more than fifty percent (50%) of Borrower’s outstanding voting capital stock; or (iii) the merger or consolidation of Borrower with or into another entity unless the holders of Borrower’s voting capital stock immediately prior to such merger or consolidation hold at least fifty percent (50%) of the ownership of voting capital stock of the acquiring third party or the surviving entity in such merger or consolidation, as the case may be, immediately after the merger or consolidation. Notwithstanding the foregoing, (x) a Change of Control shall not be deemed to occur on account of a Qualified Equity Financing; and (y) any transaction or series of transactions principally for bona fide equity financing purposes shall not be deemed to be a Change of Control of Borrower.

vii)	“Closing Date” shall have the meaning set forth in Section 6(c)i).

viii)	“Common Stock” means the Company’s common stock, par value $0.001 per share.

ix)	“Common Stock Equivalents” means any securities of the Company or the subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or convertible or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

x)	“Conversion Price” shall mean $0.25 per share.

xi)	“Event of Default” shall have the meaning set forth in Section 4.

xii)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

xiii)	“Fractional Payment Amount” shall have the meaning set forth in Section 6(f).

xiv)	“Lender Optional Conversion Amount” shall have the meaning set forth in Section 6(b).

xv)	“Maturity Date” means November 30, 2023

xvi)	“Maximum Rate” shall have the meaning set forth in Section 2.

xvii)	“Note Obligations” means, as of the date of measurement, the Company’s obligation to pay the aggregate sum of (i) the outstanding unpaid Principal Amount of this Note; (ii) all accrued and unpaid interest thereon calculated in accordance with Section 2; and (iii) any other amounts payable hereunder with respect to this Note; provided, however, that if Borrower notifies Lender that it will exercise its conversion right in accordance with the terms of Section 6(c)iii), Note Obligations shall mean, for purposes of Section 6(c)iii), the aggregate sum of (x) the product of (A) the outstanding unpaid Principal Amount of this Note as of the Maturity Date and all accrued and unpaid interest on the outstanding unpaid Principal Amount of this Note as of the Maturity Date calculated in accordance with Section 2 and (B) 1.35; and (y) any other amounts payable hereunder with respect to this Note.

xviii)	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

xix)	“Prepayment Date” shall have the meaning set forth in Section 6(b).

xx)	“Prepayment Notice” shall have the meaning set forth in Section 6(b).

xxi)	“Principal Market” means the OTCQB tier of the OTC Marketplace.

xxii)	“Qualified Equity Financing” means the offer and sale for cash by Borrower of any of its equity securities with the principal purpose of raising capital that (i) results in aggregate gross proceeds to Borrower of at least $5,000,000 (excluding any portion of the Principal Amount of any of the Notes that shall be converted into Borrower equity securities pursuant to Section 6 of this Note, or any other convertible debt issued by the Company that are exchanged for equity securities of the Company in such financing); and (ii) is priced at a minimum per share price of $0.25.

xxiii)	“Requisite Holders” means the holders of a majority of the outstanding aggregate principal amount under the Notes.

xxiv)	“Securities” shall have the meaning set forth in Section 8(c).

xxv)	“Securities Act” means the U.S. Securities Act of 1933, as amended.

xxvi)	“Trading Day” means a day on which the Principal Market is open for trading.

xxvii)	“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

xxviii)	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable; (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Requisite Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.	Interest. Interest on the outstanding portion of the Principal Amount shall accrue at a rate equal to the lesser of ten percent (10%) per annum and the maximum non-usurious interest rate permitted by applicable law (the “Maximum Rate”). Any overdue unpaid Principal Amount shall bear interest, before and after judgment, for each day that such amounts are overdue at a rate equal to the lesser of fifteen percent (15%) per annum and the Maximum Rate. All computations of interest shall be made on the basis of a 365 day year for the actual number of days occurring in the period for which such interest is payable; provided, however, if any portion of the Principal Amount is either prepaid pursuant to Section 3 or converted pursuant to Section 6(a) or Section 6(c) prior to the 12 month anniversary of the Issuance Date, interest accrued with respect to such prepaid or converted portion of the Principal Amount shall equal 10% of the Principal Amount that is prepaid or converted.

3.	Prepayment. Upon ten (10) Business Days prior written notice to Lender, Borrower may prepay this Note in whole or in part, provided that: (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes on a pro rata basis, based on the respective aggregate outstanding Principal Amounts of each such Note; and (ii) any such prepayment will be applied first to the payment of costs and expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such costs, expenses and accrued interest, to the payment of the Principal Amount of this Note. Such written notice (a “Prepayment Notice”) shall specify the portion of the Note to be prepaid, and the proposed date such prepayment shall become effective (the “PrePayment Date”).

4.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)	Failure to Pay. Borrower shall fail to pay when due any principal or interest payment on the due date hereunder or any other amount payable hereunder when due, whether at maturity or otherwise, provided that the Company fails to pay such amounts within 15 days of receiving written notice from the Lender that such amounts are due and unpaid; or

(b)	Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it

(c)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within [30] days of commencement; or

(d)	Other Defaults. Borrower shall fail to pay any obligation in excess of $100,000, either individually or in the aggregate, when the same becomes due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument giving rise to such obligation or obligations; or

(e)	Agreements. Borrower shall fail to perform or observe in all material respects any of its covenants or agreements in this Note and such failure shall continue for ten (10) days after Borrower obtaining knowledge of such failure or receipt by Borrower from Lender of a written notice of such failure.

5.	Rights of Lender upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 4(b) or 4(c)) and at any time thereafter during the continuance of such Event of Default, the outstanding Note Obligations payable by Borrower hereunder shall become immediately due and payable upon election of the Requisite Holders without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding Note Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6.	Conversion.

(a)	Automatic Conversion Upon a Change of Control. In the event that prior to a Qualified Financing and prior to the Maturity Date, there is a Change of Control, the Note shall be converted into that number of shares of Common Stock equal to the quotient of the Note Obligations outstanding immediately prior to the time of such Change of Control divided by the Conversion Price. The Company shall provide the Note holders with at least five (5) days prior written notice of the anticipated closing of a Change of Control.

(b)	Lender’s Optional Conversion.

i)	[Subject to Section 6(b)ii),] Lender, in its sole discretion, may elect to have all or any portion of the outstanding Principal Amount and all interest accrued with respect to such outstanding portion of the Principal Amount through the date that the Lender notifies Borrower of its intent to convert pursuant to this Section 6(b) (such Principal Amount and accrued interest, the “Lender Optional Conversion Amount”) converted into that number of shares of Common Stock equal to the quotient of the Lender Optional Conversion Amount divided by the Conversion Price. In the event Borrower provides Lender with a Prepayment Notice, Lender may also elect to convert all or any portion of the outstanding Principal Amount and any interest accrued with respect to such outstanding portion of the Principal Amount in accordance with this Section 6(b) at any time up through the Prepayment Date specified in the Prepayment Notice.

ii)	[Lender’s Conversion Limitations. Borrower shall not effect any conversion of this Note, and a Lender shall not have the right to convert any portion of this Note pursuant to this Section 6(b), to the extent that after giving effect to such issuance after conversion, the Lender (together with the Lender’s Affiliates, and any other Persons acting as a group together with the Lender or any of the Lender’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Lender and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon the conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted portion of this Note beneficially owned by the Lender or any of its Affiliates or Attribution Parties; and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of Borrower (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Lender or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Lender that Borrower is not representing to the Lender that such calculation is in compliance with Section 13(d) of the Exchange Act and the Lender is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(b) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Lender together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible shall be in the sole discretion of the Lender, and the Lender’s determination of whether this Note is convertible (in relation to other securities owned by the Lender together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and Borrower shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(b), in determining the number of outstanding shares of Common Stock, a Lender may rely on the number of outstanding shares of Common Stock as reflected in (A) Borrower’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission, as the case may be; (B) a more recent public announcement by Borrower; or (C) a more recent written notice by setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Lender, Borrower shall within one (1) Trading Day confirm orally and in writing to the Lender the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of Borrower, including this Note, by the Lender or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Note. The Lender, upon notice to Borrower, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(b), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Note held by the Lender and the provisions of this Section 6(b) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to Borrower. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(b) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.]

(c)	Borrower’s Optional Conversion.

i)	Conversion Upon a Qualified Equity Financing. Subject to the terms and conditions of this Section 6, in the event a Qualified Equity Financing closes prior to the Maturity Date (the date of such closing, the “Closing Date”), Borrower shall have the right, but not the obligation, to cause an amount equal to the Note Obligations outstanding on the Closing Date to automatically convert simultaneously with the closing of the Qualified Equity Financing into that number of shares of Common Stock equal to the quotient of the Note Obligations outstanding on the Closing Date divided by the Conversion Price.

ii)	Pre-Maturity Date Conversion. In the event the VWAP of the Common Stock equals or exceeds $0.32 per share for at least fifteen (15) consecutive Trading Days, Borrower shall have the right, but not the obligation, to have all or any portion of the outstanding Principal Amount and all interest accrued with respect to such outstanding portion of the Principal Amount through the date that Borrower notifies the Note holders of its intent to convert pursuant to this Section 6(c)i) (such Principal Amount and accrued interest, the “Borrower Optional Conversion Amount”) converted into that number of shares of Common Stock equal to the quotient of the Borrower Optional Conversion Amount divided by the Conversion Price.

iii)	Maturity Date Conversion. In lieu of repaying the Note Obligations outstanding on the Maturity Date, Borrower shall also have the right, but not the obligation, to convert all such outstanding Note Obligations into a number of shares of Common Stock equal to the quotient of the Note Obligations outstanding on the Maturity Date divided by the Conversion Price by providing the Note holders written notice of its intent to exercise its right to convert all outstanding Note Obligations pursuant to this Section 6(c)iii) at least three (3) Business Days prior to the Maturity Date.

iv)	Pro-Rata Application. Conversion of any Note Obligations under this Note in accordance with this Section 6(c) may only be made in connection with the conversion of all Notes on a pro rata basis, based on the respective aggregate outstanding Principal Amounts of each such Note.

(d)	Surrender of Note. Promptly after any conversion pursuant to this Section 6, but in no event more than five (5) Business Days thereafter, Lender shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Borrower whereby the holder agrees to indemnify Borrower from any loss incurred by it in connection with this Note arising out of any claims that the Original Note was not lost, stolen or destroyed); provided, however, that upon Borrower’s issuance of all amounts and/or Common Stock required under Section 6(a), Section 6(b), Section 6(c) and Section 6(f), as applicable, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this Section 6(d).

(e)	Reservation of Equity Securities. Borrower covenants that all Common Stock that shall be so issued shall be duly authorized, validly issued, fully paid, and non-assessable by Borrower, not subject to any preemptive rights, and free from any taxes, liens, and charges with respect to the issue thereof. Borrower shall take all such action as may be necessary to ensure that all such Common Stock may be so issued without violation of any applicable law or regulation.

(f)	Fractional Securities. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of Borrower issuing any fractional shares of Common Stock to Lender upon the conversion of this Note, Borrower shall pay to Lender an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share of Common Stock not issued pursuant to the previous sentence (the “Fractional Payment Amount”).

(g)	Issuance Taxes. The issuance of Common Stock upon conversion of all or any portion of the outstanding Note Obligations in accordance with this Section 6 shall be made without charge to Lender for any issuance tax in respect thereof.

7.	Adjustments. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 7 shall become effective at the close of business on the date the subdivision or combination becomes effective.

8.	Representations and Warranties of Lender. Lender represents and warrants to Borrower upon the acquisition of the Note as follows:

(a)	Binding Obligation. This Note has been duly executed and delivered by Lender and is a valid and binding obligation of Lender, enforceable against Lender in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)	Experience. Lender is an “accredited investor” as that term is defined in Rule 501 under the Securities Act. Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Borrower so that Lender is capable of evaluating the merits and risks of [his/her/its] investment in Borrower and has the capacity to protect Lender’s own interests.

(c)	Investment. Lender is acquiring the Note and, as applicable, the Common Stock issuable upon conversion of the Note (collectively, the “Securities”), not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Lender understands that the Note has not been, and that neither the Note nor the Common Stock will be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Lender’s representations as expressed herein and in response to Borrower’s inquiries, if any.

(d)	Rule 144. Lender acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Lender is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

(e)	No Active Trading Market. Lender understands that no active trading market may exist for any of the securities issued by Borrower and that Borrower has made no assurances that either an active trading market will ever exist for Borrower’s securities or, if one exists, that such active trading market will be maintained.

(f)	Access to Data. Lender acknowledges that Lender has received all the information Lender considers necessary or appropriate for deciding whether to acquire the Securities. Lender further represents that Lender has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(g)	Brokers or Finders. Borrower has not, and will not, incur, directly or indirectly, as a result of any action taken by Lender, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Note.

(h)	Tax Advisors. Lender acknowledges that it has had the opportunity to review with Lender’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Note.

9.	Representations and Warranties of Borrower. Borrower represents and warrants to Lender that Borrower has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note has been duly executed and delivered by Borrower and is a valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The execution and delivery by Borrower of this Note and the performance of its obligations hereunder will not violate, conflict with, result in a breach of, or constitute a default under the organizational documents or any other agreements of Borrower or any of its subsidiaries.

10.	Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned by either Party, whether by operation of law or otherwise, without the other Party’s prior written consent, and any purported attempt by a Party to assign this Note or any of the rights, interests or obligations hereunder in violation of this Section 10 shall be null and void.

11.	Transferability. No Securities may be offered for sale, sold, transferred or assigned unless and until (i) the Note holder shall have delivered to the Company (if requested by the Company) an opinion of counsel to the Note holder, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, transferred or assigned may be transferred or assigned pursuant to an exemption from registration under the Securities Act and applicable state securities laws; or (ii) the Note holder provides the Company with reasonable assurance (which may include customary representation letters) that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act.

12.	No Collateral. This Note is unsecured.

13.	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed or delivered to each party as follows: (i) if to Lender, at Lender’s address or email address set forth on the signature page to this Note (or at such other address or email address as Lender shall have furnished to Borrower in writing), or (ii) if to Borrower, at the following address or email address (or at such other address or email address as Borrower shall have furnished to Lender in writing):

Borrower

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham MA 01702

E-mail address: rdavis@archtherapeutics.com

Attention: Chief Financial Officer

All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) when emailed (with receipt of appropriate confirmation); (iv) one Business Day after being deposited with an overnight courier service of recognized standing; or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

14.	Miscellaneous.

(a)	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Note.

(b)	Severability. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)	Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then Maximum Rate, then that portion of the interest payment representing an amount in excess of the then Maximum Rate shall be deemed a payment of principal and, notwithstanding Section 3, be applied against the principal of this Note.

(d)	Waivers. Borrower hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(e)	Costs. Each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants or others engaged by such Party) in connection with this Note and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. If Borrower shall default on the payment of any of the Note Obligations, Borrower shall reimburse Lender on demand for its reasonable, documented out-of-pocket costs of collection, including reasonable attorney’s fees and disbursements.

(f)	No Drafting Presumption. The language used in this Note shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Reservation of Rights. No failure on the part of Lender to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by Lender preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of Lender.

(h)	CHOICE OF LAW. THIS NOTE AND ALL ACTIONS, CAUSES OF ACTION OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS NOTE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MASSACHUSSETS, INCLUDING WITHOUT LIMITATION MASSACHUSSETS LAWS RELATING TO APPLICABLE STATUTES OF LIMITATION AND BURDENS OF PROOF, AVAILABLE REMEDIES AND APPLICABLE EVIDENTIARY PRIVILEGES.

(i)	WAIVER OF JURY TRIAL. THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION, OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY EITHER A PARTY HERETO OR ANY SUCCESSOR OR ASSIGN ON OR WITH RESPECT TO, ARISING IN CONNECTION WITH, OR RELATED TO THIS NOTE SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THIS SECTION 14(i) IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE.

(j)	INTEGRATION. THIS NOTE REPRESENTS THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(k)	Amendments and Waivers. Any term of this Note may be amended, modified (including, without limitation, any extension of the Maturity Date, to change the Conversion Price) or waived upon the written consent of Borrower and the Requisite Holders; provided however, that, any such amendment or waiver must apply to all outstanding Notes. No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides. The Company shall promptly notify all Note holders of any such change or amendment.

(l)	Counterparts. This Note be manually or electronically executed in one or more counterparts (delivery of which may occur via facsimile or electronic transmission, including as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the Issuance Date.

ARCH THERAPEUTICS, Inc.

By:
Name:	Terrence W. Norchi, MD
Title:	President & Chief Executive Officer

ACCEPTED AND AGREED:

By:
Name:
Title:

Address:

Email:

Signature Page to Arch Therapeutics, Inc. Series 2 Unsecured Convertible Promissory Note

EXHIBIT A

Wire Instructions

Bank:

Account Name:

Routing Number:

Account Number:

Exhibit 99.1

Arch Raises Approximately $1.1 Million with Convertible Note Issuance

Financing with long-term shareholders provides flexibility during product roll-out

FRAMINGHAM, Mass., November 10, 2020 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of novel self-assembling wound care and biosurgical devices, announces that it has raised approximately $1.1M from long-term shareholders.

As part of the capital raising, the Company has issued convertible notes (the “Notes”) to several accredited current investors for the aggregate principal amount of approximately $1.1 million. The Notes accrue simple interest on unpaid principal at a rate of ten percent per year. Features of the Notes allow for payment of principal plus accrued interest at any time up until maturity as well as conversion into common stock under certain conditions (to “Convert”) at a price of $0.25 per share (“Conversion Price”). Noteholders may Convert at any time. The Company may Convert upon raising $5M of equity capital at the Conversion Price or greater or after the stock trades above $0.32 per share for at least 15 days on a volume weighted basis. At maturity, remaining outstanding principal and accrued interest may be either repaid or multiplied by 135% and then Converted at the Conversion Price.

President and Chief Executive Officer, Terrence W. Norchi, said, “We appreciate the support provided by our investors as well as the flexibility that this capital provides during the rollout of AC5® Advanced Wound System, which received the required FDA clearance during the pandemic. As discussed during a recent key opinion leader roundtable, pandemic lockdowns are influencing our rollout approach, as there appears to be an increasing backlog of wounds that should be addressed as emergencies rather than electively, particularly in patients with diabetes or vascular disease or who are immobile. Data supports that lockdowns are causing a significant rise in morbidity, including amputations. We believe that AC5 Advanced Wound System can play a role in the management of such wounds.”

As part of the Notes issuances, the Company has also entered into an agreement (the “Agreement”) with a holder of outstanding Series J Warrants (the “Warrant”) which extends the exercise period of those warrants an additional 18 months.

Further details on the above transactions may be found in the related current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch's products authorized for commercial marketing are AC5® Advanced Wound System and AC5® Topical Hemostat.1 Arch's development stage product candidates include AC5-G™, AC5-V® and AC5® Surgical Hemostat, among others.2,3

1 AC5 Advanced Wound System and AC5 Topical Hemostat have received regulatory authorization for commercial marketing as medical devices in the USA and EU, respectively

2 AC5-G, AC5-V, and AC5 Surgical Hemostat are currently investigational devices limited by law to investigational use.

3 AC5, AC5-G, AC5-V and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com

Exhibit 99.2

Arch Therapeutics’ AC5 Advanced Wound System Presented at the 2020 Symposium on Advanced Wound Care (SAWC) Fall

Clinical case reports and animal studies that were presented support the broad potential of AC5 Advanced Wound System in a range of complicated acute and chronic wounds

FRAMINGHAM, Mass., November 9, 2020 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB:ARTH) (“Arch” or the “Company”), developer of novel self-assembling wound care and biosurgical devices, highlights a series of clinical case reports and animal studies presented in abstract and poster formats at the 2020 Symposium on Advanced Wound Care (SAWC) Fall, which took place from November 4-6, 2020. The conference was hosted online due to the pandemic.

Terrence W. Norchi, MD, President and CEO of Arch, said, “SAWC is a premier wound care conference. It presents an important opportunity to share the demonstrated clinical benefit associated with the use of our novel product, AC5 Advanced Wound System, with surgeons, wound care providers and other stakeholders.”

AC5® Advanced Wound System recently received marketing authorization by the US Food and Drug Administration and is now commercially available. A comparable product, AC5 Topical Hemostat, recently received a CE mark in Europe.

Daniel C. Wadsworth, VP of Dermal Sciences, said, “We are pleased that these reports support our view that AC5 Advanced Wound System may provide significant benefit with observations of improved wound bed preparation and healing, even in recalcitrant non-healing wounds. In light of the rising backlog of wounds and increased morbidity resulting from pandemic-associated lockdowns and reduced access to medical care, we believe that these presentations are particularly timely for clinicians searching for newer tools to help provide better care for their patients with wounds.”

The following clinical case reports, which examine the use of the product in patients by surgeons, were presented:

➢	Enabling Aggressive Surgical Debridement and Healing in a 10-year-old Decubitus Ulcer with a Novel Self-Assembling Peptide-based Advanced Wound Dressing (poster #CS-022)

o	Authors: Randall Wolcott, MD (Wound & Burn Specialist, Southwest Regional Wound Care Center),Terrence Norchi, MD and Daniel Wadsworth (Arch)

o	Conclusion: Concomitant use of debridement and the novel self-assembling peptide-based AC5 Advanced Wound System, which formed a clear conforming dressing over the wound surface, allowed for a more aggressive procedure with bleeding control in a low acuity clinic setting and without the need for thrombin or sutures. In addition, the nanofiber network appeared to cohesively seal the wound bed surface after debridement made the wound devoid of biofilm and senescent host cells. The resulting scaffold allowed for the adhesion, migration, and proliferation of healthy host cells and favorable wound healing outcomes.

➢	Healing of a Chronic Refractory Burn Wound with a Novel Self-Assembling Peptide-based Advanced Wound Dressing (poster #CS-026)

o	Authors: Randall Wolcott, MD (Wound & Burn Specialist, Southwest Regional Wound Care Center) and Kalpana Kamath, PhD (Arch)

o	Conclusion: The aggressive debridement made possible by the application of AC5 Advanced Wound System, the novel self-assembling peptide-based advanced dressing, facilitated the removal of the infected granulation tissue. This reduction in the wound bioburden likely helped address one of the major stimuli contributing to the chronicity and severity of these types of wounds. Subsequently, the advanced wound dressing appears to have not only enabled accelerated healing of this stalled refractory burn wound, but it also provided a marked improvement in the patient’s quality-of-life.

➢	Healing of a Complex Surgical Wound using a Novel Self-Assembling Peptide-based Advanced Wound Dressing (poster #CS-027)

o	Authors: Dan Kapp, MD (Chief of Surgery, Palm Beach Gardens Medical Center) and Terrence Norchi, MD (Arch)

o	Conclusion: AC5 Advanced Wound System, a novel self-assembling peptide-based advanced wound dressing, quickly restarted the previously stalled healing process in this complex surgical wound. The results indicate that the use of this dressing may obviate the need for continued costly treatments and procedures, thus reducing the total cost of lower extremity wound care, while improving patient’s quality of life.

The following animal studies were presented:

➢	Effects of a Self-Assembling Peptide on Second Degree Burn Progression and Healing in a Porcine Model (poster #LR-014)

o	Authors: Alexander Higa, Joel Gil, Michael Solis, Colin Simms and Stephen C. Davis (Dr. Phillip Frost Department of Dermatology and Cutaneous Surgery, University of Miami Miller School of Medicine, Miami, FL)

o	Conclusion: Overall, SAPH[1] treated wounds showed a reduction in thermal damage, as well an increase in the re-epithelialization rate. Interestingly, a lower total bacterial count was also seen with SAPH treatment. These preliminary results suggest that SAPH may have healing benefits when treating second degree burn wounds, however additional studies are needed to substantiate these findings.

1 AC5 Advanced Wound System in the USA; AC5 Topical Hemostat in the EU.

➢	Effects of a Self-Assembling Peptide on Full-Thickness Wound Healing in a Porcine Model (poster #LR-013)

o	Authors: Joel Gil, Michael Solis, Alexander Higa, Colin Simms, Jie Li and Stephen Davis (Dr. Phillip Frost Department of Dermatology & Cutaneous Surgery, University of Miami Miller School of Medicine, Miami, FL)

o	Conclusion: SAPH exhibited an increase in epithelialization and granulation tissue formation on day 8 as compared to all other treatment groups. SAPH was the only treatment application reaching full re-epithelialization by day 11. Wounds treated with Skin Substitute had lower granulation tissue formation on day 6 as compared to the other treatment groups. SAPH appears to be a promising easy to apply treatment for enhancing wound healing; additional studies are needed to validate these findings.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch's products authorized for commercial marketing are AC5® Advanced Wound System and AC5® Topical Hemostat.2 Arch's development stage product candidates include AC5-G™, AC5-V® and AC5® Surgical Hemostat, among others.3,4

About The Symposium on Advanced Wound Care

The Symposium on Advanced Wound Care features exciting new cutting-edge topics led by the most dynamic and influential educators in wound healing to further move the wound care community forward, and create a dynamic and unified voice to support our shared mission – improving patient care.

About HMP

HMP is the force behind Healthcare Made Practical – and is a multichannel leader in health care events and education, with a mission to improve patient care. The company produces accredited medical education events and clinically relevant, evidence-based content for the global health care community across a range of therapeutic areas. Its brands include Consultant360, the year-round, award-winning platform relied upon by primary care providers and other specialists; Psych Congress, the largest independent mental health meeting in the U.S.; EMS World Expo, North America’s largest EMT and paramedic event; and the Symposium on Advanced Wound Care (SAWC), the largest wound care meeting in the world. For more information, visit hmpglobal.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

2 AC5 Advanced Wound System and AC5 Topical Hemostat have received regulatory authorization for commercial marketing as medical devices in the USA and EU, respectively

3 AC5-G, AC5-V, and AC5 Surgical Hemostat are currently investigational devices limited by law to investigational use.

4 AC5, AC5-G, AC5-V and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com